Exhibit 3.4

DEED OF ISSUE

ATAI LIFE SCIENCES N.V.

THE UNDERSIGNED:

ATAI Life Sciences N.V., a public company (‘naamloze vennootschap’), having its corporate seat in Amsterdam, offices at c/o Mindspace Krausenstraße 9-10, 10117 Berlin, Federal Republic of Germany, and registered with the Trade Register of the Chamber of Commerce under number 80299776 (the Company).

NOW HEREBY AGREES AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	In this Deed the following definitions shall apply:

Deed	This deed of issue.

DTC	Cede & Co., a partnership under the laws of the State of New York, United States of America, as nominee for The Depository Trust Company, a corporation under the laws of the State of New York, United States of America.

Issue Price	The issue price per Offer Share of USD [ ].

Offer Shares	[ ] Common Shares.

Ref.: 20190521.01\JMPH\DN – Deed of Issue Offer Shares

Offering	The initial public offering of Common Shares and the admission to listing and trading of the Common Shares on the Nasdaq Global Market.

Common Shares	Common shares in the Company’s capital, having a nominal value of EUR [ ] each.

Resolutions	The written resolutions of the Company’s general meeting and the Company’s pricing committee, dated April 22, 2021 and [ ], respectively.

Transfer Agent	Computershare Trust Company, N.A., in its capacity of the Company’s transfer agent.

Underwriters	The underwriters in the Offering, listed in Schedule A to the Underwriting Agreement.

Underwriting Agreement	The underwriting agreement dated [ ] between the Company and (representatives of) the Underwriters.

1.2	Interpretation

1.2.1	Terms that are defined in the singular have a corresponding meaning in the plural and vice versa.

1.2.2

Although this Deed has been drafted in the English language, this Deed pertains to Dutch legal concepts. Any consequence of the use of English words and expressions in this Deed under any law other than Dutch law shall be disregarded.

1.2.3	The titles and headings in this Deed are for construction purposes as well as for reference. No party may derive any rights from such titles and headings.

Ref.: 20190521.01\JMPH\DN – Deed of Issue Offer Shares

2	ISSUANCE

2.1	Issuance of Offer Shares

2.1.1

In giving effect to the Resolutions and the Company’s obligations under the Underwriting Agreement, the Company issues the Offer Shares to DTC, for further credit to, or as directed by, the several Underwriters in accordance with the terms of the Underwriting Agreement.

2.1.2	Upon the Offer Shares being credited to the several Underwriters in the book-entry systems of DTC, DTC shall be considered to have accepted the Offer Shares.

2.2	Payment

2.2.1	The aggregate Issue Price for the Offer Shares has been satisfied in accordance with the terms of the Underwriting Agreement and the Company grants a discharge for the payment thereof.

2.2.2	The Company approves payment of the Issue Price in a currency other than euro.

2.2.3

To the extent that the aggregate Issue Price for the Offer Shares exceeds the aggregate nominal value of the Offer Shares, such excess shall be considered to be non-obliged share premium (agio) and shall be added to the Company’s share premium.

2.3	Registration

2.3.1

Promptly following the execution of this Deed, the Company shall (i) register the present issuance of the Offer Shares in its register within the meaning of Section 2:85 of the Dutch Civil Code and (ii) cause the Transfer Agent to register the Offer Shares in the register maintained by the Transfer Agent in respect of the Common Shares.

3	MISCELLANEOUS PROVISIONS

3.1	No rescission or nullification

3.1.1

To the extent permitted by law, the Company waives its rights to rescind or nullify or to demand the rescission, nullification or amendment of this Deed, in whole or in part, on any grounds whatsoever.

Ref.: 20190521.01\JMPH\DN – Deed of Issue Offer Shares

3.2	Governing law

3.2.1

Without prejudice to the relevant provisions of Chapters 4 and 5 of Title 10 of Book 10 of the Dutch Civil Code or applicable laws of the United States of America, this Deed shall be governed by and construed in accordance with the laws of the Netherlands.

3.3	Jurisdiction

3.3.1	Any dispute in connection with this Deed shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

(signature page follows)

Ref.: 20190521.01\JMPH\DN – Deed of Issue Offer Shares

Signature page to the deed of issue

ATAI Life Sciences N.V.

Name:	F.O. brand
Title:	Managing Director (CEO)
Place:
Date:

Ref.: 20190521.01\JMPH\DN – Deed of Issue Offer Shares